CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333- 219886 on Form S-4 of Carolina Financial Corporation of our report dated March 25, 2015, with respect to the consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows of First South Bancorp, Inc. and Subsidiary for the year ended December 31, 2014.

Lexington, North Carolina August 29, 2017